Exhibit 99.1 Press Release For Immediate Release

INDEPENDENT BANK GROUP, INC. REPORTS SECOND QUARTER FINANCIAL RESULTS AND INCREASES QUARTERLY DIVIDEND

July 26, 2021

McKINNEY, Texas, July 26, 2021 -- Independent Bank Group, Inc. (NASDAQ: IBTX), the holding company for Independent Bank, today announced net income of $58.2 million, or $1.35 per diluted share, for the quarter ended June 30, 2021, compared to $38.7 million, or $0.90 per diluted share, for the quarter ended June 30, 2020 and $60.0 million, or $1.39 per diluted share, for the quarter ended March 31, 2021.
The Company also announced that its Board of Directors increased the quarterly cash dividend to $0.34 per share of common stock. The dividend will be payable on August 19, 2021 to stockholders of record as of the close of business on August 5, 2021.
Highlights
•Solid organic loan growth of 12.4% annualized for the quarter, (excluding warehouse and PPP)
•Improved credit metrics with nonperforming assets of 0.29% of total assets
•Strong capital levels with an estimated total capital ratio of 14.23%, leverage ratio of 9.03%, and (non-GAAP) tangible common equity (TCE) ratio of 8.45%
•Announced redemption of $40 million in subordinated debentures in July 2021
•Grew book value by $1.17 per share to $58.89 and tangible book value per share by $1.24 to $33.98

“These second quarter results reflect the accelerating economic recovery across our footprint, with our core loan book growing 12.4% annualized for the quarter as demand rebounded in both Texas and Colorado,” said Independent Bank Group Chairman & CEO David R. Brooks. “In addition to broad-based loan growth, we reported healthy earnings, grew tangible book value per share, and maintained resilient credit quality metrics. As we enter the second half of 2021 and look ahead, we will continue to leverage our position of strength in disciplined pursuit of growth opportunities across our great markets.”

Second Quarter 2021 Operating Results
Net Interest Income

•Net interest income was $129.3 million for second quarter 2021 compared to $128.4 million for second quarter 2020 and $129.7 million for first quarter 2021. The slight increase in net interest income from the prior year was driven by decreased funding costs offset by decreased earnings on assets due to lower yields and accretion. The slight decrease from the linked quarter was due primarily to lower accretion income offset by a decrease in interest expense due to lower rates paid primarily on money market accounts and certificates of deposit. The quarter ended June 30, 2021 includes $5.2 million of acquired loan accretion compared to $6.2 million in first quarter 2021 and $7.2 million in second quarter 2020.
•The average balance of total interest-earning assets grew by $1.8 billion and totaled $16.5 billion for the quarter ended June 30, 2021 compared to $14.7 billion for the quarter ended June 30, 2020 and increased $500.5 million from $16.0 billion for the quarter ended March 31, 2021. The increase for both periods is primarily due to the continued growth of average interest bearing cash balances over the past year, increasing $1.3 billion from prior year and $781.5 million from the linked quarter. Offsetting the linked quarter change is a net decrease in average loan balances, due to both forgiveness of Paycheck Protection Program (PPP) loans as well as a decrease in our average mortgage warehouse loans during the quarter.
•The yield on interest-earning assets was 3.54% for second quarter 2021 compared to 4.14% for second quarter 2020 and 3.75% for first quarter 2021. The overall asset yield is down for both periods due to the continued increase in lower-yielding interest bearing cash balances mentioned above as well as lower yielding PPP loans and securities for the year over year period. The average loan yield, net of all accretion increased three (3) basis points from the linked quarter compared to a 21 basis point decrease from the prior year.
•The cost of interest-bearing liabilities, including borrowings, was 0.60% for second quarter 2021 compared to 0.90% for second quarter 2020 and 0.67% for first quarter 2021. The decrease from the prior year and linked quarter is primarily due to lower rates offered on our deposit products, while the prior year change is also due to rate decreases on other borrowings.
•The net interest margin was 3.14% for second quarter 2021 compared to 3.51% for second quarter 2020 and 3.29% for first quarter 2021. The net interest margin excluding all loan accretion was 3.02% for second quarter 2021 compared to 3.32% in second quarter 2020 and 3.13% for first quarter 2021. The decrease in net interest margin from the prior year was primarily due to the lower asset yields, increased liquidity and a decrease of $1.9 million in loan accretion income offset by the lower cost of funds on interest bearing liabilities. The 11 basis point decrease in the net interest margin excluding all loan accretion from the linked quarter is primarily a result of excess liquidity which negatively impacted the margin by 15 basis points, offset by slightly lower cost of funds of interest bearing liabilities for the quarter.
Noninterest Income

•Total noninterest income decreased $9.5 million compared to second quarter 2020 and decreased $2.7 million compared to first quarter 2021.
•The decrease from the prior year primarily reflects decreases of $5.2 million in mortgage banking revenue and $3.9 million in other noninterest income. The decrease in other noninterest income is due to $1.4 million less interchange income due to the Durbin amendment, which was effective July 2020 as well as a $3.5 million acquired loan contingency reserve that was recovered in second quarter 2020 offset by increases of $538 thousand in mortgage warehouse fee income and $559 thousand in miscellaneous income, including a $472 thousand gain on a branch building insurance claim.
•The decrease from the linked quarter primarily reflects a decrease of $2.3 million in mortgage banking revenue.
•Mortgage banking revenue was lower in second quarter 2021 compared to prior year and the linked quarter due to decreased volumes and margins resulting from rate increases in 2021. It was also impacted by continued volatility in the market during the quarter, which resulted in fair value losses on our derivative hedging instruments of $700 thousand compared to second quarter 2020 gain of $3.3 million and $333 thousand loss for first quarter 2021.
Noninterest Expense

•Total noninterest expense decreased $5.1 million compared to second quarter 2020 and increased $2.9 million compared to first quarter 2021.
•The net decrease in noninterest expense compared to second quarter 2020 is due primarily to a decrease of $15.6 million in acquisition expenses related to the merger termination in second quarter 2020 and other insignificant decreases in the following: $344 thousand in technology and communication expense, $522 thousand in FDIC assessment, $486 thousand in advertising and public relations and $738 thousand in other real estate impairment. The changes above were offset by increases of $9.4 million in salaries and benefits expense, $1.6 million in professional fees and $1.5 million in occupancy expense.
•The increase from the linked quarter is primarily due to increases of $1.2 million in occupancy expense and $1.4 million in other noninterest expense.

•The increase in salaries and benefits from the prior year is due primarily to $8.8 million lower deferred salary expense which was elevated in prior year as a result of PPP loans and other COVID-related modifications that occurred during second quarter 2020 and reduced overall salary expense for that period. In addition, there was a decrease of $2.0 million in severance and retention expenses, which were higher in second quarter 2020 due to departmental and business line restructurings. Offsetting those changes were increases of $2.1 million in salaries and insurance expense in the current quarter due to additional headcount, as well as an increase of $712 thousand in contract labor costs due to various departmental and bankwide projects. In addition, the increase in professional fees for the year over year period was due to $982 thousand higher consulting expenses related primarily to the forgiveness of the first round of PPP loans and $739 thousand in legal expenses related to an ongoing acquired litigation.
•The increase in occupancy expense from the prior year and linked quarter is primarily due to increases in various non-capitalizable small furniture and equipment and building repairs and maintenance expenses.
•The increase in other noninterest expense from the linked quarter is due to increases of $365 thousand in loan-related expenses, $422 thousand in business meals, entertainment and travel expenses primarily due to returning to work in second quarter 2021 and other small increases in other miscellaneous accounts.
Provision for Credit Losses

•The Company recorded a negative provision for credit losses of $6.5 million for second quarter 2021, a decrease of $29.6 million compared to $23.1 million provision expense for second quarter 2020 and a decrease of $4.0 million compared to negative provision for credit losses of $2.5 million for first quarter 2021. The credit provision in second quarter 2021 and first quarter 2021 was primarily related to improvements to the economic forecast during 2021 as well as charge-offs or specific reserves taken during the respective period. Provision expense was elevated in the second quarter 2020 primarily due to general provision expense for economic factors related to COVID-19.
•The allowance for credit losses on loans was $154.8 million, or 1.34% of total loans held for investment, net of mortgage warehouse purchase loans, at June 30, 2021, compared to $80.1 million, or 0.68% at June 30, 2020 and compared to $165.8 million, or 1.42% at March 31, 2021. The dollar and percentage increase from the prior year is primarily due to adjustments to economic factors relating to the COVID-19 pandemic in 2020 as well the Current Expected Credit Losses (CECL) transition adjustment while the increased credit provision from the linked quarter is due primarily to improvements in the economic forecast as mentioned above.
Income Taxes

•Federal income tax expense of $15.5 million was recorded for the second quarter 2021, an effective rate of 21.0% compared to tax expense of $8.9 million and an effective rate of 18.7% for the prior year quarter and tax expense of $15.7 million and an effective rate of 20.8% for the linked quarter. The lower effective tax rate for the second quarter 2020 was primarily a result of adjustments made related to state income taxes.

Second Quarter 2021 Balance Sheet Highlights
Loans

•Total loans held for investment, net of mortgage warehouse purchase loans, were $11.6 billion at June 30, 2021 compared to $11.7 billion at March 31, 2021 and June 30, 2020. PPP loans totaled $490.5 million, $912.2 million and $823.3 million as of June 30, 2021, March 31, 2021 and June 30, 2020, respectively. Loans excluding PPP loans and net of loan sales, increased $333.1 million, or 12.4% on an annualized basis, during second quarter 2021.
•Average mortgage warehouse purchase loans decreased to $850.5 million for the quarter ended June 30, 2021 from $1.2 billion at March 31, 2021, and increased from $665.8 million for the quarter ended June 30, 2020, an increase of $184.7 million, or 27.7% year over year. The change from the prior year is reflective of the Company's focused attention to grow the warehouse line of business, while the decrease for the current quarter is due to lower volumes related to mortgage rate increases and shorter hold times during the period.

Asset Quality

•Total nonperforming assets decreased to $53.1 million, or 0.29% of total assets at June 30, 2021, compared to $61.0 million or 0.34% of total assets at March 31, 2021, and increased from $28.4 million, or 0.17% of total assets at June 30, 2020.
•The decrease in nonperforming loans and nonperforming assets from the linked quarter is primarily due to payoffs and principal reductions totaling $5.4 million as well as $2.4 million in charge-offs during the period, which includes a $1.2 million commercial loan charge-off and various other smaller charge-offs.
•The increase in nonperforming loans and nonperforming assets from the prior year is primarily due to net additions of $7.5 million in PCD loans added related to our January 1, 2021 CECL adoption as well as nonaccrual loan additions including a $12.2 million energy loan and a $15.1 million commercial real estate credit, offset by a $3.5 million charge-off on an energy credit and the $1.2 million commercial loan charge-off mentioned above as well as the high volume of payoffs and principal reductions occurring in second quarter 2021.
•Charge-offs were 0.13% annualized in the second quarter 2021 compared to 0.01% annualized in the linked quarter and 0.05% annualized in the prior year quarter. Charge-offs were elevated in second quarter 2021 due to the $1.2 million commercial loan charge-off discussed above as well as another $1.2 million commercial charge-off of a performing loan. Both charge-offs were fully reserved in prior periods.

Deposits, Borrowings and Liquidity

•Total deposits were $15.1 billion at June 30, 2021 compared to $14.8 billion at March 31, 2021 and compared to $13.3 billion at June 30, 2020. The increase in deposits from the linked quarter is related to $350.0 million in reciprocal deposits brought back on balance sheet in May and June offset by decreases in specialty treasury accounts. Noninterest bearing deposits increased $168.2 million from March 31, 2021 and $650.1 million from June 30, 2020.
•Total borrowings (other than junior subordinated debentures) were $681.0 million at June 30, 2021, a decrease of $2.3 million from March 31, 2021 and a decrease of $435.4 million from June 30, 2020. The linked quarter change reflects a $2.5 million payoff in borrowings against the Company's unsecured revolving line of credit with an unrelated commercial bank. The change from prior year reflects a $550.0 million reduction of short-term FHLB advances, as well as the payoff of $13.5 million in total borrowings for both the Company's unsecured line of credit and the Fed's PPP Liquidity Facility, offset by proceeds of $127.5 million, net of issuance costs, related to subordinated debentures issued in third quarter 2020.
Capital

•The Company continues to be well capitalized under regulatory guidelines. At June 30, 2021, our estimated common equity Tier 1 to risk-weighted assets, Tier 1 capital to average assets, Tier 1 capital to risk-weighted assets and total capital to risk-weighted asset ratios were 11.14%, 9.03%, 11.55% and 14.23%, respectively, compared to 10.94%, 9.01%, 11.36%, and 14.13%, respectively, at March 31, 2021 and 10.17%, 8.94%, 10.60%, and 12.44%, respectively at June 30, 2020.
•The Company has elected to adopt the three-year transition option related to the CECL $53.9 million cumulative-effect reduction to retained earnings pursuant to the Federal Reserve Board’s final rule issued in February 2019. Such deferral has been applied in the June 30, 2021 and March 31, 2021 capital ratios presented.

Subsequent Events
The Company is required, under generally accepted accounting principles, to evaluate subsequent events through the filing of its consolidated financial statements for the quarter ended June 30, 2021 on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of June 30, 2021 and will adjust amounts preliminarily reported, if necessary.
About Independent Bank Group
Independent Bank Group, through its wholly owned subsidiary, Independent Bank, provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of businesses, professionals and individuals. Independent Bank Group operates in four market regions located in the Dallas/Fort Worth, Austin and Houston areas in Texas and the Colorado Front Range area, including Denver, Colorado Springs and Fort Collins.
Conference Call
A conference call covering Independent Bank Group’s second quarter earnings announcement will be held on Tuesday, July 27, 2021 at 8:30 a.m. (EDT) and can be accessed by the webcast link, https://webcast-eqs.com/indepbankgroup20210727/en or by calling 1-877-407-0989 and by identifying the meeting number 13721042 or by identifying "Independent Bank Group Second Quarter 2021 Earnings Conference Call." The conference materials will also be available by accessing the Investor Relations page of our website, www.ifinancial.com. If you are unable to participate in the live event, a recording of the conference call will be accessible via the Investor Relations page of our website.
Forward-Looking Statements
From time to time the Company’s comments and releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and other related federal security laws. Forward-looking statements include information about the Company’s possible or assumed future results of operations, including its future revenues, income, expenses, provision for taxes, effective tax rate, earnings per share and cash flows, its future capital expenditures and dividends, its future financial condition and changes therein, including changes in the Company’s loan portfolio and allowance for credit losses, the Company’s future capital structure or changes therein, the plan and objectives of management for future operations, the Company’s future or proposed acquisitions, the future or expected effect of acquisitions on the Company’s operations, results of operations and financial condition, the Company’s future economic performance and the statements of the assumptions underlying any such statement. Such statements are typically, but not exclusively, identified by the use in the statements of words or phrases such as “aim,” “anticipate,” “estimate,” “expect,” “goal,” “guidance,” “intend,” “is anticipated,” “is estimated,” “is expected,” “is intended,” “objective,” “plan,” “projected,” “projection,” “will affect,” “will be,” “will continue,” “will decrease,” “will grow,” “will impact,” “will increase,” “will incur,” “will reduce,” “will remain,” “will result,” “would be,” variations of such words or phrases (including where the word “could,” “may” or “would” is used rather than the word “will” in a phrase) and similar words and phrases indicating that the statement addresses some future result, occurrence, plan or objective. The forward-looking statements that the Company makes are based on its current expectations and assumptions regarding its business, the economy, and other future conditions. Because forward-looking statements relate to future results and occurrences, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. The Company’s actual results may differ materially from those contemplated by the forward looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Many possible events or factors could affect the Company’s future financial results and performance and could cause those results or performance to differ materially from those expressed in the forward-looking statements. These possible events or factors include, but are not limited to: 1) the disruption to local, regional, national and global economic activity caused by infectious disease outbreaks, including the recent outbreak of coronavirus, or COVID-19, and the significant impact that such outbreak has had and may have on the Company’s growth, operations, earnings and asset quality; 2) the Company’s ability to sustain its current internal growth rate and total growth rate; 3) changes in geopolitical, business and economic events, occurrences and conditions, including changes in rates of inflation or deflation, nationally, regionally and in the Company’s target markets, particularly in Texas and Colorado; 4) worsening business and economic conditions nationally, regionally and in the Company’s target markets, particularly in Texas and Colorado, and the geographic areas in those states in which the Company operates; 5) the Company’s dependence on its management team and its ability to attract, motivate and retain qualified personnel; 6) the concentration of the Company’s business within its geographic areas of operation in Texas and Colorado; 7) changes in asset quality, including increases in default rates on loans and higher levels of nonperforming loans and loan charge-offs generally, and specifically resulting from the economic dislocation caused by the COVID-19 pandemic; 8) concentration of the loan portfolio of Independent Bank, before and after the completion of acquisitions of financial institutions, in commercial and residential real estate loans and changes in the prices, values and sales volumes of commercial and residential real estate; 9) the ability of Independent Bank to make loans with acceptable net interest margins and levels of risk of repayment and to otherwise invest in assets at acceptable yields and presenting acceptable investment risks; 10) inaccuracy of the assumptions and estimates that the managements of the Company and the financial institutions that the Company acquires make in establishing reserves for credit losses and other estimates generally, and specifically as a result of the effect of the COVID-19 pandemic; 11) lack of liquidity, including as a result of a reduction in the amount of sources of liquidity the Company currently has; 12) material increases or decreases in the amount of deposits held by Independent Bank or other financial institutions that the Company acquires and the cost of those deposits; 13) the Company’s access to the debt and equity markets and the overall cost of funding its operations; 14) regulatory requirements to maintain minimum capital levels or maintenance of capital at levels sufficient to support the Company’s anticipated growth; 15) changes in market interest rates that affect the pricing of the loans and deposits of each of Independent Bank and the financial institutions that the Company acquires and that affect the net interest income, other future cash flows, or the market value of the assets of each of Independent Bank and the financial institutions that the Company acquires, including investment securities; 16) fluctuations in the market value and liquidity of the securities the Company holds for sale, including as a result of changes in market interest rates; 17) effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services; 18) changes in economic and market conditions, including the economic dislocation resulting from the COVID-19 pandemic, that affect the amount and value of the assets of Independent Bank and of financial institutions that the Company acquires; 19) the institution and outcome of, and costs associated with, litigation and other legal proceedings against one of more of the Company, Independent Bank and financial institutions that the Company acquires or to which any of such entities is subject; 20) the occurrence of market conditions adversely affecting the financial industry generally, including the economic dislocation resulting from the COVID-19 pandemic; 21) the impact of recent and future legislative regulatory changes, including changes in banking, securities, and tax laws and regulations and their application by the Company’s regulators, and changes in federal government policies, as well as regulatory requirements applicable to, and resulting from regulatory supervision of, the Company and Independent Bank as a financial institution with total assets greater than $10 billion; 22) changes in accounting policies, practices, principles and guidelines, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the SEC and the Public Company Accounting Oversight Board, as the case may be; 23) governmental monetary and fiscal policies, including changes resulting from the implementation of the new Current Expected Credit Loss accounting standard; 24) changes in the scope and cost of FDIC insurance and other coverage; 25) the effects of war or other conflicts, acts of terrorism (including cyber attacks) or other catastrophic events, including natural disasters such as storms, droughts, tornadoes, hurricanes and flooding, that may affect general economic conditions; 26) the Company’s actual cost savings resulting from previous or future acquisitions are less than expected, the Company is unable to realize those cost savings as soon as expected, or the Company incurs additional or unexpected costs; 27) the Company’s revenues after previous or future acquisitions are less than expected; 28) the liquidity of, and changes in the amounts and sources of liquidity available to the Company, before and after the acquisition of any financial institutions that the Company acquires; 29) deposit attrition, operating costs, customer loss and business disruption before and after the Company completed acquisitions, including, without limitation, difficulties in maintaining relationships with employees, may be greater than the Company expected; 30) the effects of the combination of the operations of financial institutions that the Company has acquired in the recent past or may acquire in the future with the Company’s operations and the operations of Independent Bank, the effects of the integration of such operations being unsuccessful, and the effects of such integration being more difficult, time consuming, or costly than expected or not yielding the cost savings the Company expects; 31) the impact of investments that the Company or Independent Bank may have made or may make and the changes in the value of those investments; 32) the quality of the assets of financial institutions and companies that the Company has acquired in the recent past or may acquire in the future being different than it determined or determine in its due diligence investigation in connection with the acquisition of such financial institutions and any inadequacy of credit loss reserves relating to, and exposure to unrecoverable losses on, loans acquired; 33) the Company’s ability to continue to identify acquisition targets and successfully acquire desirable financial institutions to sustain its growth, to expand its presence in the Company’s markets and to enter new markets; 34) general business and economic conditions in the Company’s markets change or are less favorable than expected generally, and specifically as a result of the COVID-19 pandemic; 35) changes occur in business conditions and inflation generally, and specifically as a result of the COVID-19 pandemic; 36) an increase in the rate of personal or commercial customers’ bankruptcies generally, and specifically as a result of the COVID-19 pandemic; 37) technology-related changes are harder to make or are more expensive than expected; 38) attacks on the security of, and breaches of, the Company's and Independent Bank's digital information systems, the costs the Company or Independent Bank incur to provide security against such attacks and any costs and liability the Company or Independent Bank incurs in connection with any breach of those systems; 39) the potential impact of technology and “FinTech” entities on the banking industry generally; 40) the other factors that are described or referenced in Part I, Item 1A, of the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2021, under the caption “Risk Factors”; and 41) other economic, competitive, governmental, regulatory, technological and geopolitical factors affecting the Company’s operations, pricing and services. The Company urges you to consider all of these risks, uncertainties and other factors carefully in evaluating all such forward-looking statements made by the Company. As a result of these and other matters, including changes in facts, assumptions not being realized or other factors, the actual results relating to the subject matter of any forward-looking statement may differ materially from the anticipated results expressed or implied in that forward-looking statement. Any forward-looking statement made in this prospectus or made by the Company in any report, filing, document or information incorporated by reference in this prospectus, speaks only as of the date on which it is made. The Company undertakes no obligation to update any such forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. The Company believes that these assumptions or bases have been chosen in good faith and that they are reasonable. However, the Company cautions you that assumptions as to future occurrences or results almost always vary from actual future occurrences or results, and the differences between assumptions and actual occurrences and results can be material. Therefore, the Company cautions you not to place undue reliance on the forward-looking statements contained in this prospectus or incorporated by reference herein.

Non-GAAP Financial Measures
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. These measures and ratios include “adjusted net income,” “adjusted earnings,” “tangible book value,” “tangible book value per common share,” “adjusted efficiency ratio,” “tangible common equity to tangible assets,” “adjusted net interest margin,” “return on tangible equity,” “adjusted return on average assets” and “adjusted return on average equity” and are supplemental measures that are not required by, or are not presented in accordance with, accounting principles generally accepted in the United States. We consider the use of select non-GAAP financial measures and ratios to be useful for financial operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.
We believe that these measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however we acknowledge that our financial measures have a number of limitations relative to GAAP financial measures. Certain non-GAAP financial measures exclude items of income, expenditures, expenses, assets, or liabilities, including provisions for credit losses and the effect of goodwill, other intangible assets and income from accretion on acquired loans arising from purchase accounting adjustments, that we believe cause certain aspects of our results of operations or financial condition to be not indicative of our primary operating results. All of these items significantly impact our financial statements. Additionally, the items that we exclude in our adjustments are not necessarily consistent with the items that our peers may exclude from their results of operations and key financial measures and therefore may limit the comparability of similarly named financial measures and ratios. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.
A reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statements tables.
CONTACTS:

Analysts/Investors:

Paul Langdale Senior Vice President, Director of Corporate Development (972) 562-9004 plangdale@ibtx.com	Michelle Hickox Executive Vice President, Chief Financial Officer (972) 562-9004 mhickox@ibtx.com

Media:

Schwinn Feng Chief Marketing Officer (469) 301-2706 schwinn.feng@ibtx.com

Source: Independent Bank Group, Inc.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended June 30, 2021, March 31, 2021, December 31, 2020, September 30, 2020 and June 30, 2020
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the Quarter Ended
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Selected Income Statement Data
Interest income	$145,805	$147,771	$152,062	$151,798	$151,241
Interest expense	16,508	18,042	19,236	19,791	22,869
Net interest income	129,297	129,729	132,826	132,007	128,372
Provision for credit losses	(6,500)	(2,500)	3,871	7,620	23,121
Net interest income after provision for credit losses	135,797	132,229	128,955	124,387	105,251
Noninterest income	15,926	18,609	19,912	25,165	25,414
Noninterest expense	78,013	75,113	75,227	73,409	83,069
Income tax expense	15,467	15,745	15,366	16,068	8,903
Net income	58,243	59,980	58,274	60,075	38,693
Adjusted net income (1)	58,243	60,084	58,007	59,580	49,076

Per Share Data (Common Stock)
Earnings:
Basic	$1.35	$1.39	$1.35	$1.39	$0.90
Diluted	1.35	1.39	1.35	1.39	0.90
Adjusted earnings:
Basic (1)	1.35	1.39	1.34	1.38	1.14
Diluted (1)	1.35	1.39	1.34	1.38	1.14
Dividends	0.32	0.30	0.30	0.25	0.25
Book value	58.89	57.72	58.31	57.26	56.34
Tangible book value (1)	33.98	32.74	33.23	32.17	31.05
Common shares outstanding	43,180,607	43,193,257	43,137,104	43,244,797	43,041,119
Weighted average basic shares outstanding (2)	43,188,050	43,178,522	43,177,824	43,234,913	43,041,660
Weighted average diluted shares outstanding (2)	43,247,195	43,222,943	43,177,824	43,234,913	43,177,986

Selected Period End Balance Sheet Data
Total assets	$18,447,721	$18,115,336	$17,753,476	$17,117,007	$16,986,025
Cash and cash equivalents	2,794,700	2,416,870	1,813,987	1,453,733	1,605,911
Securities available for sale	1,574,435	1,307,957	1,153,693	1,076,619	1,049,592
Loans, held for sale	43,684	57,799	82,647	87,406	72,865
Loans, held for investment (3)(4)	11,576,332	11,665,058	11,622,298	11,651,855	11,690,356
Mortgage warehouse purchase loans	894,324	1,105,699	1,453,797	1,219,013	903,630
Allowance for credit losses on loans(3)	154,791	165,827	87,820	87,491	80,055
Goodwill and other intangible assets	1,075,801	1,078,946	1,082,091	1,085,236	1,088,411
Other real estate owned	475	475	475	1,642	1,688
Noninterest-bearing deposits	4,634,530	4,466,310	4,164,800	4,187,150	3,984,404
Interest-bearing deposits	10,429,261	10,337,482	10,234,127	9,610,410	9,314,631
Borrowings (other than junior subordinated debentures)	681,023	683,350	687,175	680,529	1,116,462
Junior subordinated debentures	54,122	54,072	54,023	53,973	53,924
Total stockholders' equity	2,542,885	2,493,117	2,515,371	2,476,373	2,424,960

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended June 30, 2021, March 31, 2021, December 31, 2020, September 30, 2020 and June 30, 2020
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the Quarter Ended
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Selected Performance Metrics
Return on average assets	1.28%	1.37%	1.34%	1.43%	0.94%
Return on average equity	9.27	9.78	9.29	9.73	6.44
Return on tangible equity (5)	16.19	17.29	16.40	17.43	11.71
Adjusted return on average assets (1)	1.28	1.37	1.34	1.42	1.20
Adjusted return on average equity (1)	9.27	9.80	9.24	9.65	8.16
Adjusted return on tangible equity (1) (5)	16.19	17.32	16.33	17.29	14.86
Net interest margin	3.14	3.29	3.42	3.52	3.51
Adjusted net interest margin (6)	3.14	3.29	3.40	3.48	3.50
Efficiency ratio (7)	51.55	48.52	47.19	44.69	51.95
Adjusted efficiency ratio (1)	51.48	48.39	47.16	44.57	41.73

Credit Quality Ratios (3) (4) (8)
Nonperforming assets to total assets	0.29%	0.34%	0.29%	0.25%	0.17%
Nonperforming loans to total loans held for investment	0.45	0.52	0.44	0.36	0.23
Nonperforming assets to total loans held for investment and other real estate	0.46	0.52	0.45	0.37	0.24
Allowance for credit losses to nonperforming loans	294.88	274.71	170.80	211.12	300.95
Allowance for credit losses to total loans held for investment	1.34	1.42	0.76	0.75	0.68
Net charge-offs to average loans outstanding (annualized)	0.13	0.01	0.11	0.01	0.05

Capital Ratios
Estimated common equity Tier 1 capital to risk-weighted assets	11.14%	10.94%	10.33%	10.24%	10.17%
Estimated tier 1 capital to average assets	9.03	9.01	9.12	9.15	8.94
Estimated tier 1 capital to risk-weighted assets	11.55	11.36	10.74	10.66	10.60
Estimated total capital to risk-weighted assets	14.23	14.13	13.32	13.29	12.44
Total stockholders' equity to total assets	13.78	13.76	14.17	14.47	14.28
Tangible common equity to tangible assets (1)	8.45	8.30	8.60	8.68	8.41
____________
(1) Non-GAAP financial measure. See reconciliation.
(2) Total number of shares includes participating shares (those with dividend rights).
(3) On January 1, 2021, the Company adopted the Current Expected Credit Loss (CECL) accounting standard replacing the incurred loss model with an expected credit loss methodology. Due to the adoption of the guidance under the modified retrospective approach, prior periods have not been adjusted and thus may not be comparable. As such, at June 30, 2021 and March 31, 2021, loans held for investment are disclosed net of deferred fees of $14,105 and $15,450, respectively, and nonperforming PCD loans are included in total nonperforming loans.
(4) Loans held for investment excludes mortgage warehouse purchase loans and includes SBA PPP loans of $490,485, $912,176, $804,397, $825,966 and $823,289, respectively.
(5) Non-GAAP financial measure. Excludes average balance of goodwill and net other intangible assets.
(6) Non-GAAP financial measure. Prior to the adoption of CECL, excludes unexpected income recognized on credit impaired acquired loans for the quarters ended December 31, 2020, September 30, 2020, and June 30, 2020 in the amounts of $579, $1,294 and $354, respectively.
(7) Efficiency ratio excludes amortization of other intangible assets. See reconciliation of non-GAAP financial measures.
(8) Credit metrics - Nonperforming assets, which consist of nonperforming loans, OREO and other repossessed assets, totaled $53,081, $60,954, $52,005, $43,197 and $28,403, respectively. Nonperforming loans, which consists of nonaccrual loans, loans delinquent 90 days and still accruing interest, and troubled debt restructurings, and prior to the adoption of CECL, excluded loans acquired with deteriorated credit quality (now referred to as PCD loans), totaled $52,492, $60,365, $51,416, $41,441 and $26,601, respectively.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Statements of Income
Three and Six Months Ended June 30, 2021 and 2020
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Interest income:
Interest and fees on loans	$137,620	$143,405	$277,772	$290,510
Interest on taxable securities	5,252	4,828	10,009	9,992
Interest on nontaxable securities	2,061	2,168	4,130	4,233
Interest on interest-bearing deposits and other	872	840	1,665	2,911
Total interest income	145,805	151,241	293,576	307,646
Interest expense:
Interest on deposits	11,487	18,327	24,494	46,398
Interest on FHLB advances	537	1,289	1,070	2,915
Interest on other borrowings	4,043	2,685	8,103	5,480
Interest on junior subordinated debentures	441	568	883	1,240
Total interest expense	16,508	22,869	34,550	56,033
Net interest income	129,297	128,372	259,026	251,613
Provision for credit losses	(6,500)	23,121	(9,000)	31,502
Net interest income after provision for credit losses	135,797	105,251	268,026	220,111
Noninterest income:
Service charges on deposit accounts	2,250	1,957	4,511	4,708
Investment management fees	2,086	1,646	4,129	3,632
Mortgage banking revenue	5,237	10,479	12,732	13,004
Gain on sale of loans	26	689	26	647
Gain on sale of other real estate	—	12	—	37
Gain on sale of securities available for sale	—	26	—	382
(Loss) gain on sale and disposal of premises and equipment	(13)	340	(20)	277
Increase in cash surrender value of BOLI	1,287	1,331	2,559	2,672
Other	5,053	8,934	10,598	14,627
Total noninterest income	15,926	25,414	34,535	39,986
Noninterest expense:
Salaries and employee benefits	43,837	34,428	87,496	73,088
Occupancy	10,852	9,378	20,458	19,415
Communications and technology	5,581	5,925	11,117	11,477
FDIC assessment	1,467	1,989	3,172	3,741
Advertising and public relations	376	862	614	1,473
Other real estate owned expenses, net	4	42	12	416
Impairment of other real estate	—	738	—	738
Amortization of other intangible assets	3,145	3,175	6,290	6,351
Professional fees	3,756	2,181	7,426	6,395
Acquisition expense, including legal	—	15,629	—	16,178
Other	8,995	8,722	16,541	18,226
Total noninterest expense	78,013	83,069	153,126	157,498
Income before taxes	73,710	47,596	149,435	102,599
Income tax expense	15,467	8,903	31,212	19,739
Net income	$58,243	$38,693	$118,223	$82,860

Independent Bank Group, Inc. and Subsidiaries
Consolidated Balance Sheets
As of June 30, 2021 and December 31, 2020
(Dollars in thousands)
(Unaudited)

	June 30,	December 31,
Assets	2021	2020
Cash and due from banks	$256,993	$250,485
Interest-bearing deposits in other banks	2,537,707	1,563,502
Cash and cash equivalents	2,794,700	1,813,987
Certificates of deposit held in other banks	3,245	4,482
Securities available for sale, at fair value	1,574,435	1,153,693
Loans held for sale (includes $33,055 and $71,769 carried at fair value, respectively)	43,684	82,647
Loans, net of allowance for credit losses of $154,791 and $87,820, respectively	12,315,865	12,978,238
Premises and equipment, net	252,883	249,467
Other real estate owned	475	475
Federal Home Loan Bank (FHLB) of Dallas stock and other restricted stock	21,560	20,305
Bank-owned life insurance (BOLI)	222,987	220,428
Deferred tax asset	17,563	3,933
Goodwill	994,021	994,021
Other intangible assets, net	81,780	88,070
Other assets	124,523	143,730
Total assets	$18,447,721	$17,753,476

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$4,634,530	$4,164,800
Interest-bearing	10,429,261	10,234,127
Total deposits	15,063,791	14,398,927
FHLB advances	375,000	375,000
Other borrowings	306,023	312,175
Junior subordinated debentures	54,122	54,023
Other liabilities	105,900	97,980
Total liabilities	15,904,836	15,238,105
Commitments and contingencies
Stockholders’ equity:
Preferred stock (0 and 0 shares outstanding, respectively)	—	—
Common stock (43,180,607 and 43,137,104 shares outstanding, respectively)	432	431
Additional paid-in capital	1,940,360	1,934,807
Retained earnings	579,585	543,800
Accumulated other comprehensive income	22,508	36,333
Total stockholders’ equity	2,542,885	2,515,371
Total liabilities and stockholders’ equity	$18,447,721	$17,753,476

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Three Months Ended June 30, 2021 and 2020
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest-earning assets and interest-bearing liabilities together with the average yield on the interest-earning assets and the average cost of the interest-bearing liabilities for the periods presented.

	Three Months Ended June 30,
	2021			2020
	Average Outstanding Balance	Interest	Yield/ Rate (4)	Average Outstanding Balance	Interest	Yield/ Rate (4)
Interest-earning assets:
Loans (1)	$12,480,653	$137,620	4.42%	$12,297,599	$143,405	4.69%
Taxable securities	1,068,446	5,252	1.97	750,381	4,828	2.59
Nontaxable securities	349,347	2,061	2.37	348,204	2,168	2.50
Interest bearing deposits and other	2,603,276	872	0.13	1,296,048	840	0.26
Total interest-earning assets	16,501,722	145,805	3.54	14,692,232	151,241	4.14
Noninterest-earning assets	1,782,053			1,793,324
Total assets	$18,283,775			$16,485,556
Interest-bearing liabilities:
Checking accounts	$5,811,703	$5,927	0.41%	$4,350,985	$6,044	0.56%
Savings accounts	702,208	273	0.16	598,237	260	0.17
Money market accounts	2,511,010	3,537	0.56	2,304,386	4,540	0.79
Certificates of deposit	1,316,277	1,750	0.53	1,707,470	7,483	1.76
Total deposits	10,341,198	11,487	0.45	8,961,078	18,327	0.82
FHLB advances	375,000	537	0.57	1,076,648	1,289	0.48
Other borrowings	306,759	4,043	5.29	184,393	2,685	5.86
Junior subordinated debentures	54,104	441	3.27	53,906	568	4.24
Total interest-bearing liabilities	11,077,061	16,508	0.60	10,276,025	22,869	0.90
Noninterest-bearing checking accounts	4,587,786			3,699,045
Noninterest-bearing liabilities	98,925			92,448
Stockholders’ equity	2,520,003			2,418,038
Total liabilities and equity	$18,283,775			$16,485,556
Net interest income		$129,297			$128,372
Interest rate spread			2.94%			3.24%
Net interest margin (2)			3.14			3.51
Net interest income and margin (tax equivalent basis) (3)		$130,267	3.17		$129,344	3.54
Average interest-earning assets to interest-bearing liabilities			148.97			142.98
____________
(1) Average loan balances include nonaccrual loans.
(2) Net interest margins for the periods presented represent: (i) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities, divided by (ii) average interest-earning assets for the period.
(3) A tax-equivalent adjustment has been computed using a federal income tax rate of 21%.
(4) Yield and rates for the three month periods are annualized.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Six Months Ended June 30, 2021 and 2020
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest-earning assets and interest-bearing liabilities together with the average yield on the interest-earning assets and the average cost of the interest-bearing liabilities for the periods presented.

	Six Months Ended June 30,
	2021			2020
	Average Outstanding Balance	Interest	Yield/Rate	Average Outstanding Balance	Interest	Yield/Rate
Interest-earning assets:
Loans (1)	$12,679,592	$277,772	4.42%	$11,917,473	$290,510	4.90%
Taxable securities	1,007,664	10,009	2.00	757,608	9,992	2.65
Nontaxable securities	350,887	4,130	2.37	338,923	4,233	2.51
Interest bearing deposits and other	2,214,691	1,665	0.15	916,812	2,911	0.64
Total interest-earning assets	16,252,834	293,576	3.64	13,930,816	307,646	4.44
Noninterest-earning assets	1,784,355			1,794,757
Total assets	$18,037,189			$15,725,573
Interest-bearing liabilities:
Checking accounts	$5,652,511	$12,001	0.43%	$4,341,287	$17,017	0.79%
Savings accounts	686,442	533	0.16	574,327	525	0.18
Money market accounts	2,606,418	7,563	0.59	2,177,205	12,353	1.14
Certificates of deposit	1,353,451	4,397	0.66	1,762,340	16,503	1.88
Total deposits	10,298,822	24,494	0.48	8,855,159	46,398	1.05
FHLB advances	375,000	1,070	0.58	743,407	2,915	0.79
Other borrowings	308,387	8,103	5.30	189,618	5,480	5.81
Junior subordinated debentures	54,080	883	3.29	53,881	1,240	4.63
Total interest-bearing liabilities	11,036,289	34,550	0.63	9,842,065	56,033	1.14
Noninterest-bearing checking accounts	4,407,624			3,398,116
Noninterest-bearing liabilities	89,678			91,768
Stockholders’ equity	2,503,598			2,393,624
Total liabilities and equity	$18,037,189			$15,725,573
Net interest income		$259,026			$251,613
Interest rate spread			3.01%			3.30%
Net interest margin (2)			3.21			3.63
Net interest income and margin (tax equivalent basis) (3)		$260,956	3.24		$253,498	3.66
Average interest-earning assets to interest-bearing liabilities			147.27			141.54
____________
(1) Average loan balances include nonaccrual loans.
(2) Net interest margins for the periods presented represent: (i) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities, divided by (ii) average interest-earning assets for the period.
(3) A tax-equivalent adjustment has been computed using a federal income tax rate of 21%.

Independent Bank Group, Inc. and Subsidiaries
Loan Portfolio Composition
As of June 30, 2021 and December 31, 2020
(Dollars in thousands)
(Unaudited)

Total Loans By Class
	June 30, 2021		December 31, 2020
	Amount	% of Total	Amount	% of Total
Commercial (1)(2)	$3,137,227	25.1%	$3,902,496	29.7%
Real estate:
Commercial real estate	6,349,496	50.7	6,096,676	46.3
Commercial construction, land and land development	1,175,486	9.4	1,245,801	9.5
Residential real estate (3)	1,349,060	10.8	1,435,112	10.9
Single-family interim construction	342,071	2.7	326,575	2.5
Agricultural	78,688	0.6	85,014	0.6
Consumer	82,312	0.7	67,068	0.5
Total loans (4)	12,514,340	100.0%	13,158,742	100.0%
Deferred loan fees (4)	—		(10,037)
Allowance for credit losses	(154,791)		(87,820)
Total loans, net	$12,359,549		$13,060,885
____________
(1) Includes mortgage warehouse purchase loans of $894,324 and $1,453,797 at June 30, 2021 and December 31, 2020, respectively.
(2) Includes SBA PPP loans of $490,485 with net deferred loan fees of $10,548 at June 30, 2021 and $804,397 at December 31, 2020.
(3) Includes loans held for sale of $43,684 and $82,647 at June 30, 2021 and December 31, 2020, respectively.
(4) Loan class amounts are shown at amortized cost, net of deferred loan fees of $14,105 in accordance with CECL at June 30, 2021 and shown at recorded investment at December 31, 2020.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
Three Months Ended June 30, 2021, March 31, 2021, December 31, 2020, September 30, 2020 and June 30, 2020
(Dollars in thousands, except for share data)
(Unaudited)

		For the Three Months Ended
		June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
ADJUSTED NET INCOME
Net Interest Income - Reported	(a)	$129,297	$129,729	$132,826	$132,007	$128,372
Unexpected income recognized on credit impaired acquired loans (1)		—	—	(579)	(1,294)	(354)
Adjusted Net Interest Income	(b)	129,297	129,729	132,247	130,713	128,018
Provision Expense - Reported	(c)	(6,500)	(2,500)	3,871	7,620	23,121
Noninterest Income - Reported	(d)	15,926	18,609	19,912	25,165	25,414
(Gain) loss on sale of loans		(26)	—	291	—	(689)
Loss (gain) on sale of other real estate		—	—	73	—	(12)
Gain on sale of securities available for sale		—	—	—	—	(26)
Loss (gain) on sale and disposal of premises and equipment		13	7	(59)	(34)	(340)
Recoveries on loans charged off prior to acquisition		(204)	(129)	(450)	(138)	(3,640)
Adjusted Noninterest Income	(e)	15,709	18,487	19,767	24,993	20,707
Noninterest Expense - Reported	(f)	78,013	75,113	75,227	73,409	83,069
OREO impairment		—	—	—	(46)	(738)
Impairment of assets		—	(9)	—	(336)	—
COVID-19 expense (2)		—	—	(61)	(141)	(1,451)
Acquisition expense (3)		(217)	(244)	(326)	(316)	(15,644)
Adjusted Noninterest Expense	(g)	77,796	74,860	74,840	72,570	65,236
Income Tax Expense - Reported	(h)	15,467	15,745	15,366	16,068	8,903
Net Income - Reported	(a) - (c) + (d) - (f) - (h) = (i)	58,243	59,980	58,274	60,075	38,693
Adjusted Net Income (4)	(b) - (c) + (e) - (g) = (j)	$58,243	$60,084	$58,007	$59,580	$49,076

ADJUSTED PROFITABILITY
Total Average Assets	(k)	$18,283,775	$17,787,862	$17,252,111	$16,713,895	$16,485,556
Total Average Stockholders' Equity	(l)	$2,520,003	$2,487,010	$2,496,318	$2,457,423	$2,418,038
Total Average Tangible Stockholders' Equity (5)	(m)	$1,443,131	$1,407,016	$1,413,167	$1,371,094	$1,328,568
Reported Return on Average Assets	(i) / (k)	1.28%	1.37%	1.34%	1.43%	0.94%
Reported Return on Average Equity	(i) / (l)	9.27%	9.78%	9.29%	9.73%	6.44%
Reported Return on Average Tangible Equity	(i) / (m)	16.19%	17.29%	16.40%	17.43%	11.71%
Adjusted Return on Average Assets (6)	(j) / (k)	1.28%	1.37%	1.34%	1.42%	1.20%
Adjusted Return on Average Equity (6)	(j) / (l)	9.27%	9.80%	9.24%	9.65%	8.16%
Adjusted Return on Tangible Equity (6)	(j) / (m)	16.19%	17.32%	16.33%	17.29%	14.86%

EFFICIENCY RATIO
Amortization of other intangible assets	(n)	$3,145	$3,145	$3,145	$3,175	$3,175
Reported Efficiency Ratio	(f - n) / (a + d)	51.55%	48.52%	47.19%	44.69%	51.95%
Adjusted Efficiency Ratio	(g - n) / (b + e)	51.48%	48.39%	47.16%	44.57%	41.73%

____________
(1) Prior to the adoption of CECL, unexpected income on purchase credit impaired loans was deducted from adjusted income.
(2) COVID-19 expense includes expenses such as employee's premium pay, personal protection and cleaning supplies, remote work equipment, advertising and communications, and community support/donations.
(3) Acquisition expenses include $217, $244, $326, $269 and $15 of compensation related expenses in addition to $0, $0, $0, $47 and $15,629 of merger-related expenses for the quarters ended June 30, 2021, March 31, 2021, December 31, 2020, September 30, 2020 and June 30, 2020, respectively.
(4) Assumes an adjusted effective tax rate of 21.0%, 20.8%, 20.9%, 21.1%, and 18.7% for the quarters ended June 30, 2021, March 31, 2021, December 31, 2020, September 30, 2020 and June 30, 2020, respectively.
(5) Excludes average balance of goodwill and net other intangible assets.
(6) Calculated using adjusted net income.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
As of June 30, 2021 and December 31, 2020
(Dollars in thousands, except per share information)
(Unaudited)

Tangible Book Value & Tangible Common Equity To Tangible Asset Ratio
	June 30,	December 31,
	2021	2020
Tangible Common Equity
Total common stockholders' equity	$2,542,885	$2,515,371
Adjustments:
Goodwill	(994,021)	(994,021)
Other intangible assets, net	(81,780)	(88,070)
Tangible common equity	$1,467,084	$1,433,280

Tangible Assets
Total assets	$18,447,721	$17,753,476
Adjustments:
Goodwill	(994,021)	(994,021)
Other intangible assets, net	(81,780)	(88,070)
Tangible assets	$17,371,920	$16,671,385
Common shares outstanding	43,180,607	43,137,104
Tangible common equity to tangible assets	8.45%	8.60%
Book value per common share	$58.89	$58.31
Tangible book value per common share	33.98	33.23